Exhibit 10.1

EMPLOYMENT AGREEMENT

For

Andrew Marshall

Chief Operating Officer (COO)

Aixum Tec AG

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EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 1st day of October, 2012 by and between Aixum Tec AG, a Liechtenstein aktiengesellschaft (the "Employer" or the “Company”) and Andrew Marshall (the "Employee").  This Agreement supersedes any prior agreements or understandings, oral or written, between the parties hereto, or between the Employee and the Company, with respect to the subject matter hereof, and constitutes the entire agreement of the parties with respect thereto.

WITNESSETH:

1.	Employment. The Employer hereby employs the Employee, and the Employee hereby accepts such employment, upon the terms and subject to the conditions set forth in this Agreement.

2.
Term. Subject to the provisions of termination as hereinafter provided, the term of employment under this Agreement shall commence on October 1, 2012 (the "Commencement Date") and shall continue through September 31, 2015. As of September 31, 2015 and on each anniversary of that date (the “Renewal Date’), this Agreement shall automatically be extended for an additional one year term, unless either party gives the other written notice of non-renewal at least  180 days prior to any such Renewal Date.

3.
Duties. The Employee is engaged as the Chief Operating Officer (“COO”) of the Employer, the Employer’s parent company, MobileBits Holdings Corporation (“MBHC”), and Employer’s sister companies, MobileBits Corporation and Pringo, Inc.  Subject to the direction and supervision of the Employer, the Employee shall perform such duties as are customarily associated with this title, in accordance with industry standards, and any additional duties now or hereafter assigned to Employee by Employer.

4.	Compensation; Reimbursement, Etc.
a.
Basic Salary. The Employer shall pay to the Employee as compensation for all services rendered by the Employee during the term of this Agreement a basic annualized salary per year (the "Basic Salary"), or such other sum as the parties may agree on from time to time, payable monthly, as determined by the Employer. The Employer shall have the right to increase the Employee's compensation from time to time. In addition, the Employer, in its discretion, may, with respect to any year during the term hereof, award a bonus or bonuses to the Employee in addition to the bonuses provided for in Section 4(b).  The Basic Salary will be provided based on the following schedule:

i.	Starting Annual Salary will be $190,000 US Dollars.
1.
The Starting Annual Salary shall be paid in Swiss Francs.  The US Dollars shall be converted into Swiss Francs using the following exchange rate: 0.93547.  Notwithstanding the foregoing, the exchange rate shall be adjusted on each one-year anniversary of the Commencement Date using the exchange rate published by Oanda Currency Converter (or successor institution).

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ii.
Annual salary will increase to $210,000 US Dollars 30 days after the closing of an offering or offerings to investors of equity securities of MBHC with a combined aggregate value of at least $10,000,000 US Dollars since the Commencement Date.

1.
The increased annual salary shall be paid in Swiss Francs.  The US Dollars shall be converted into Swiss Francs using the exchange rate published by Oanda Currency Converter (or successor institution) one (1) business day prior to the date on which the salary increase took place.  Thereafter, the exchange rate shall be adjusted on each one-year anniversary of the Commencement Date for the duration of this Agreement using the exchange rate published by Oanda Currency Converter (or successor institution).

iii.	Based on recommendation of the CEO and approval of the Board, Employee’s annual salary is increased by a minimum of 5% annually.

b.
Bonus. During the Employment Term, the Employee shall be eligible to participate in the Employer’s bonus and other incentive compensation plans and programs (if any) for the Employer’s C-Level executives at a level commensurate with this position.  Such bonuses shall be determined by Employer.

c.	Stock Options.
i.
Upon approval by the Board of Directors of MBHC, effective as of the Commencement Date, the Employee shall receive one or more options to purchase an aggregate of 1,000,000 shares of MBHC common stock, at an exercise price equal to 100% of the fair market value of MBHC’s common stock on such date.

1.
The right to purchase above mentioned stock shall be nontransferable and shall vest in equal thirds on each one year anniversary of the grant date over a three year period, with the first one third vesting on the first anniversary of the Commencement Date. The options shall have a term of seven (7) years. The options shall become fully vested upon the occurrence of a Change in Control (as defined below) (the "Accelerated Vesting") in MBHC. The Employer may grant said stock options either under MBHC’s currently existing stock option plans ("Plans"), or in such other manner as may be determined by MBHC; provided, however, that the terms pursuant to which the stock option is granted, if granted outside of the Plans, shall be substantially similar to the terms of grant contained in the Plans, and further provided, that in any case, the shares of common stock underlying the options shall be registered on Form S-8 (or an equivalent registration statement).

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2.	For purposes of this Agreement, a "Change in Control" shall mean:
a.
the obtaining by any party of more than fifty percent (50%) of the voting shares of MBHC pursuant to a "tender offer" for such shares as provided under Rule 14d-2 promulgated under the Securities Exchange Act of 1934, as amended, or any subsequent comparable federal rule or regulation governing tender offers; or

ii.
Upon approval by the Board of Directors of MBHC, on the Commencement Date, Employer shall issue to Employee an option to purchase 250,000 shares of MBHC common stock at an exercise price equal to 100% of the fair market value of MBHC’s common stock on such date.  Such options shall vest upon the earlier to occur of the closing by MBHC of an M&A Transaction (as defined below) or an initial public offering of MBHC’s common stock on a major US or international stock exchange, in each case that values MBHC at $500,000,000 US Dollars or more (the “Transaction Value”).

1.
The options mentioned in Section 4(c)(ii) of this Agreement shall have a term of 7 years. The Employer may grant said stock options either under MBHC 's currently existing stock option plans ("Plans"), or in such other manner as may be determined by the MBHC; provided, however, that the terms pursuant to which the stock option is granted, if granted outside of the Plans, shall be substantially similar to the terms of grant contained in the Plans, and further provided, that in any case, the shares of common stock underlying the options shall be registered on Form S-8 (or an equivalent registration statement).

2.	“M&A Transaction” shall mean:
a.
the obtaining by any party of more than fifty percent (50%) of the voting shares of MBHC pursuant to a "tender offer" for such shares as provided under Rule 14d-2 promulgated under the Securities Exchange Act of 1934, as amended, or any subsequent comparable federal rule or regulation governing tender offers; or

b.	MBHC 's sale of substantially all of its assets to a purchaser which is not a subsidiary; or
c.
MBHC 's merger or consolidation in which the MBHC is not the surviving corporation or if, immediately following such merger or consolidation, less than fifty percent (50%) of the surviving corporation's outstanding voting stock is held by persons who are stockholders of MBHC immediately prior to such merger or consolidation.

iii.
During the Employment Term, the Employee shall also be eligible to receive additional stock options as determined by the Employer in accordance with the Employer's practices applicable to C-level executives of the Employer.

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d.
Reimbursements. The Employer shall reimburse the Employee for all reasonable expenses incurred by the Employee in the performance of his/her duties under this Agreement, including but limited to: business travel/hotel/meals; mobile phone/tablet monthly cellular expenses, etc., provided, however, that any such expense in excess of $1,000.00 for a single item and $2,000 in total must be approved in advance by Employer and the Employee must furnish to the Employer an itemized account, satisfactory to the Employer, in substantiation of such expenditures. In addition, Employer shall pay, or reimburse Employee for, all membership fees and related costs in connection with Employee's membership in professional and civic organizations which are approved in advance by the Employer.

e.
Employer shall assume the statutory contributions to AHV [social security], IV [disability], FAK [family benefits], occupational and non-occupational accident insurance, the pension fund and health insurance premiums.

f.	Other Fringe Benefits. The Employee shall be entitled to such fringe benefits as may be provided from time to time by the Employer to other C-level executives of the Employer.

g.
Automobile Benefit.  Employee shall receive automobile benefits starting 30 days after the closing of an offering or offerings to investors of equity securities of MBHC with a combined aggregate value of at least $10,000,000 since the Commencement Date.   At that time, employee will receive up to $500 automobile benefit per month.

h.
Additional Consideration/Release.  Employee, and his respective successors and assigns, and all other persons who may ever claim by, through or under Employee, hereby knowingly and voluntarily fully release and forever discharge Aixum Tec AG, MBHC, their respective subsidiaries and each of their respective officers, directors and employees, successors and assigns, individually and in their official capacities (hereinafter collectively referred to as the “Released Parties”) of and from, any and all actions, claims, suits, demands, debts, liabilities, obligations, compensation, contracts, agreements and expenses of any kind or nature, whatsoever, known or unknown, the Employee or Employee’s heirs, executors, administrators, successors and assigns may have or ever had against the Released Parties as of the date of execution of this Agreement, including, but not limited to, claims arising out of Employee’s engagement with Aixum Tec AG.  Notwithstanding the foregoing, the above-mentioned release is not to include any claims for deferred compensation payable to Contractor in the amount of $__________.

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5.	Extent of Services; Vacations and Days Off.
a.
During the term of his/her employment under this Agreement, the Employee shall devote such time, energy and attention during regular business hours to the benefit and business of the Employer as may be reasonably necessary in performing his/her duties pursuant to this Agreement.  The Employee commits to perform his/her duties pursuant to this Agreement on full time basis and not to engage in any other endeavors without the express permission of the Board of Directors of the Employer.

i.
If approved by the Employer, Employee is able to serve as a fiduciary or advisory board member for technology companies that will enhance Employee's understanding of technology, product development, and/or strategy as may be consistent with the business of the Company and that do not interfere with or require time commitments that are inconsistent with or that harm Employee's ability to serve the Company, MBHC, MobileBits Corporation or Pringo, Inc.

b.
The Employee shall be entitled to the statutory 4 week vacation period each calendar year  with pay and to such personal and sick leave with pay in accordance with the policy of the Employer as may be established from time to time by the Employer and applied to other C-level executives of the Employer.

6.	Facilities. The Employee shall work from his home office or at the offices of the Company, it’s customers, partners or vendors.

7.
Indemnification. The Employer shall indemnify the Employee to the fullest extent that would be permitted by law as in effect at the time of the subject act or omission, or by the Charter or Bylaws of the Employer as in effect at such time, or by the terms of any indemnification agreement between the Employer and the Employee, whichever affords greatest protection to the Employee, and the Employee shall be entitled to the protection of any insurance policies the Employer may elect to maintain generally for the benefit of its employees (and to the extent the Employer maintains such an insurance policy or policies, in accordance with its or their terms to the maximum extent of the coverage available for any company employee), against any and all loss, claim, damage, liability, deficiencies, actions, suits, proceedings, claims, costs and legal expenses or expense whatsoever (including, but not limited to, reasonable legal fees and other expenses and reasonable disbursements incurred in connection with investigating, preparing to defend or defending any action, suit or proceeding, including any inquiry or investigation, commenced or threatened, or any claim whatsoever, or in appearing or preparing for appearance as witness in any proceeding, including any pretrial proceeding such as a deposition)  at the time such costs, charges and expenses are incurred or sustained, in connection with any action, claim, suit or proceeding to which the Employee may be made a party by reason of his/her being or having been an employee of the Employer, or serving as an employee of an Affiliate of the Employer, other than any action, suit or proceeding brought against the Employee by or on account of his/her breach of the provisions of any employment agreement with a third party that has not been disclosed by the Employee to the Employer.  Notwithstanding the foregoing, Employee shall not be entitled to indemnification pursuant to this paragraph 7 to the extent that any such liability is found in a final judgment by a court of competent jurisdiction to have resulted primarily and directly from the Employee’s fraud, gross negligence or willful misconduct.  Any payments to be made to Employee pursuant to this Section 7 shall first be made under insurance policies that the Employer may maintain generally for the benefit of its employees, if any.  An “Affiliate” shall mean any entity controlling, controlled by or under common control with Employer.

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The provisions of this Section 7 shall specifically survive the expiration or earlier termination of this Agreement.

Shall any portion of this Section 7 be held to be invalid, unreasonable, arbitrary or against public policy, then such portion of the paragraph shall be modified to provide Employee with the fullest protection that would be permitted by law.

8.	Illness or Incapacity, Termination on Death, Etc.
a.
Death. If the Employee dies during the term of his/her employment, the Employer shall pay to the estate of the Employee such compensation, including any bonus compensation earned but not yet paid, as would otherwise have been payable to the Employee up to the end of the month in which his/her death occurs plus 1 month’s additional basic salary compensation. The Employer shall have no additional financial obligation under this Agreement to the Employee or his/her estate. After receiving the payments provided in this subparagraph (a), the Employee and his/her estate shall have no further rights under this Agreement.

b.	Disability, Illness and Incapacity.
i.
During any period of disability, illness or incapacity during the term of this Agreement which renders the Employee at least temporarily unable to perform the services required under this Agreement for a period which shall not equal or exceed (1) a period of 120 consecutive days or (2) shorter periods aggregating 180 days during any twelve-month period, the Employee shall receive the compensation payable under Sections 4(a) and 4(d) of this Agreement plus any bonus compensation earned but not yet paid, less any benefits received by him/her under any disability insurance carried by or provided by the Employer. All rights of the Employee under this Agreement (other than rights already accrued) shall terminate as provided below upon the Employee's permanent disability (as defined below), although the Employee shall continue to receive any disability benefits to which he may be entitled under any disability income insurance which may be carried by or provided by the Employer from time to time.

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ii.
The term "permanent disability" as used in this Agreement shall mean the inability of the Employee, as determined by the Board of Directors of the Employer, by reason of physical or mental disability to perform the duties required of him/her under this Agreement for (1) a period of 120 consecutive days or (2) shorter periods aggregating 180 days during any twelve-month period. Successive periods of disability, illness or incapacity will be considered separate periods unless the later period of disability, illness or incapacity is due to the same or related cause and commences less than six months from the ending of the previous period of disability. Upon such determination, the Board of Directors may terminate the Employee's employment under this Agreement upon ten (10) days' prior written notice.  Upon said termination, all unvested stock awards (including, but not limited to, any stock options and restricted stock) will vest in full on the date of termination. If any determination of the Board of Directors with respect to permanent disability is disputed by the Employee, the parties hereto agree to abide by the decision of a panel of three physicians. The Employee and Employer shall each appoint one member, and the third member of the panel shall be appointed by the other two members. The Employee agrees to make himself/herself available for and submit to examinations by such physicians as may be directed by the Employer. Failure to submit to any such examination shall constitute a breach of a material part of this Agreement.

9.	Other Terminations.
a.	Voluntary Termination By Employee.
i.	The Employee may terminate his/her employment hereunder upon giving at least 180 business days' prior written notice.

ii.
If the Employee gives notice pursuant to Section 9(a)(i) above, the Employer shall have the right to relieve the Employee, in whole or in part, of his/her duties under this Agreement (without reduction in compensation through the termination date).

b.	Termination by Employer.
i.	The Employer may terminate this Agreement hereunder upon 180 days written notice to Employee.

ii.
Except as otherwise provided in this Agreement, the Employer may terminate the employment of the Employee hereunder only for good cause and upon written notice; provided, however, that no breach or default by the Employee shall be deemed to occur hereunder unless the Employee shall have failed to cure the breach or default within 15 days after he received written notice thereof indicating that it is a notice of termination pursuant to this Section of this Agreement.

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iii.	As used herein, "good cause" shall include:
1.	The Employee’s breach of this Agreement or Employee’s fiduciary duties to the Employer; or Employee acting in a manner that is a detriment to the Employer and/or its business.
2.
the Employee's conviction of either a felony involving moral turpitude or any crime in connection with his/her employment by the Employer which causes the Employer a substantial detriment, but specifically shall not include traffic offenses;

3.
any condition which either resulted from the Employee's substantial dependence, as determined by the Board of Directors of the Employer, on alcohol, or any narcotic drug or other controlled or illegal substance. If any determination of substantial dependence is disputed by the Employee, the parties hereto agree to abide by the decision of a panel of three physicians appointed in the manner and subject to the same penalties for noncompliance as specified in Section 8(b)(ii) of this Agreement.

4.	Termination of the employment of the Employee for reasons other than those expressly specified in this Agreement as good cause shall be deemed to be a termination of employment "without good cause."

c.	Continuation of Compensation Following Termination Without Good Cause.
i.
If the Employer shall terminate the employment of the Employee without good cause effective on a date earlier than the termination date provided for in Section 9(b)(i) (with the effective date of termination as so identified by the Employer being referred to herein as the "Accelerated Termination Date"), the Employee, until the date which is six (6) month(s) after the Accelerated Termination Date, shall continue to receive the Basic Salary that the Employer has heretofore in Section 4(a) agreed to pay and provide for the Employee, in each case in the amount and kind and at the time provided for in Section 4(a); provided that, notwithstanding such termination of employment, the Employee's covenants set forth in Section 11 and Section 12 are intended to and shall remain in full force and effect.

ii.
The parties agree that, because there can be no exact measure of the damage that would occur to the Employee as a result of a termination by the Employer of the Employee's employment without good cause, the payments and benefits paid and provided pursuant to this Section 9(c) shall be deemed to constitute liquidated damages and not a penalty for the Employer's termination of the Employee's employment without good cause, and the Employer agrees that the Employee shall not be required to mitigate his/her damages.

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d.
Compensation Payable Upon Termination by Employer for Good Cause or Voluntarily by Employee Absent Change in Control. If the employment of the Employee is terminated for good cause under Section 9(b)(iii) of this Agreement, or if the Employee voluntarily terminates his/her employment by written notice to the Employer under Section 9(a) of this Agreement, the Employer shall pay to the Employee any compensation earned but not paid to the Employee prior to the effective date of such termination. Under such circumstances, such payment shall be in full and complete discharge of any and all liabilities or obligations of the Employer to the Employee hereunder, and the Employee shall be entitled to no further benefits under this Agreement.

e.
Release. Payment of any compensation to the Employee under this Section 9 following termination of employment shall be conditioned upon the prior receipt by the Employer of a release executed by the Employee in substantially the form attached to this Agreement as Exhibit A.

10.	Disclosure.
a.	Employee has ownership interests in the entities listed on Exhibit B. Employee shall update this list as necessary to keep it current.

b.
The Employee agrees that during the term of his/her employment by the Employer, he/she will disclose and disclose only to the Employer, in writing, all ideas, methods, plans, developments or improvements known by him/her which relate directly or indirectly to the business of the Employer, whether acquired by the Employee before or during his/her employment by the Employer. Nothing in this Section 10(b) shall be construed as requiring any such communication where the idea, plan, method or development is lawfully protected from disclosure as a trade secret of a third party or by any other lawful prohibition against such communication.

11.	Confidentiality and Ownership Rights.
a.
Nondisclosure of Information. The Employee acknowledges that in the course of his/her employment by the Employer he/she will receive certain information and trade secrets, which may include, but are not limited to, programs, lists of acquisition or disposition prospects and knowledge of acquisition strategy, financial information and reports, lists of customers or potential customers and other proprietary information, confidential information and knowledge concerning the business of the Employer (hereinafter collectively referred to as “Information”) which the Employer desires to protect. The Employee understands that the Information is confidential and agrees not to reveal the Information to anyone outside the Employer, unless compelled to do so by any federal or state regulatory agency or by a court order. If Employee becomes aware that disclosure of any Information is being sought by such an agency or through a court order, Employee will immediately notify the Employer. The Employee further agrees that she will at no time use the Information in competing with the Employer. Upon termination of Employee's employment with the Employer, regardless of the reason for such termination, the Employee shall surrender to the Employer all papers, documents, writings and other property produced by his/her or coming into his/her possession by or through his/her employment or relating to the Information, and the Employee agrees that all such materials are and will at all times remain the property of the Employer and to the extent the Employee has any rights therein, he/she hereby irrevocably assigns such rights to the Employer.

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b.	Ownership of Information, Ideas, Concepts, Improvements, Discoveries and Inventions.

i.
All information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, which are conceived, made, developed or acquired by Employee or which are disclosed or made known to Employee, individually or in conjunction with others, during Employee's employment by the Employer and which relate directly or indirectly to the Employer's business, products or services (including but not limited to all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organization or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks), are and shall be the sole and exclusive property of the Employer. Moreover, all drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries and inventions are and shall be the sole and exclusive property of the Employer.

ii.
In particular, Employee hereby specifically sells, assigns and transfers to the Employer all of his/her worldwide right, title and interest in and to all such information, ideas, concepts, improvements, discoveries or inventions described in Section 11(b)(i) above, and any United States or foreign applications for patents, inventor's certificates or other industrial rights that may be filed thereon, including divisions, continuations, continuations-in-part, reissues and/or extensions thereof, and applications for registration of such names and marks. Both during the period of Employee's employment by the Employer and thereafter, Employee shall assist the Employer and its nominees at all times in the protection of such information, ideas, concepts, improvements, discoveries or inventions both in the United States and all foreign countries, including but not limited to the execution of all lawful oaths and all assignment documents requested by the Employer or its nominee in connection with the preparation, prosecution, issuance or enforcement of any applications for United States or foreign letters patent, including divisions, continuations, continuations-in-part, reissues, and/or extensions thereof, and any application for the registration of such names and marks.  Notwithstanding the foregoing, Employee owns the intellectual property “Employee IP” listed on Exhibit C, and said Employee IP will remain the property of Employee, and nothing in this Agreement shall change the ownership of any Employee IP.

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c.	The provisions of this Section 11 shall specifically survive the expiration or earlier termination of this Agreement.

12.
Noncompetition, Non-solicitation and Noninterference. The Employee acknowledges that for the purposes of this Section 12 and Sections 7, 10 11 and 13 the term "Employer" includes not only Aixum Tec, AG, but also MBHC, MobileBits Corporation, Pringo, Inc., Employer’s Affiliates and any other separately organized divisions that may be established during the period of employment.  The Employee hereby acknowledges that, during and solely as a result of his/her employment by the Employer, he/she may have received and shall continue to receive: (1) special training and education with respect to the Employer’s business and other related matters, and (2) access to Information and business and professional contacts. In consideration of the special and unique opportunities afforded to the Employee by the Employer as a result of the Employee's employment, as outlined in the previous sentence, the Employee hereby agrees as follows:

a.
During the term of the Employee's employment, whether pursuant to this Agreement, any automatic or other renewal hereof or otherwise, and, except as may be otherwise herein provided, for a period of 1 year(s) after the termination of his/her employment with the Employer, regardless of the reason for such termination, the Employee shall not, directly or indirectly, engage in activities, in individual capacity as a proprietor, employer or otherwise, or in conjunction with others as a partner, officer, director, stockholder, employee, advisor, independent contractor, investor, joint venturer, consultant, agent, representative, salesman or otherwise, for any person, firm, partnership, corporation or other entity which has material operations focused on social portal and mobile transaction space which could directly compete with any business in which the Employer is then engaged or, to the then existing knowledge of the Employee, proposes to engage.  The restrictions of this Section 12 shall not be violated by:

i.
the ownership of no more than 2% of the outstanding securities of any company whose stock is traded on a national securities exchange or is quoted in the Automated Quotation System of the National Association of Securities Dealers (NASDAQ);

ii.
other outside business investments that do not in any manner conflict with the services to be rendered by the Employee for the Employer and that do not diminish or detract from the Employee's ability to render his/her required attention to the business of the Employer; or

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iii.
the Employee's employment by (or association with) any entity so long as the Employee is not employed directly by divisions which have material operations which compete with any business in which the Employer is then engaged or, to the then existing knowledge of the Employee, propose to engage, and no more than five percent (5%) of the revenue or expected revenue of such entity under the Employee's supervision is generated or is expected to be generated from said business.

b.
During the term of the Employee's employment, whether pursuant to this Agreement, any automatic or other renewal hereof or otherwise, and, except as may be otherwise herein provided, for a period of 1 year(s) after the termination of his/her employment with the Employer, regardless of the reason for such termination, the Employee agrees he/she will refrain from and will not, directly or indirectly, either in individual capacity as a proprietor, employer or otherwise, or in conjunction with others as a partner, officer, director, stockholder, employee, advisor, independent contractor, investor, joint venturer, consultant, agent, representative, salesman or otherwise, solicit any non-clerical employee of the Employer who was such an employee as of the date of the Employee's termination of employment to terminate his or her employment. Nothing herein shall prevent the Employee from serving as a reference for any employee of the Employer or from the general advertising for employees.

c.
During his/her employment with the Employer and, except as may be otherwise herein provided, for a period of 1 year(s) following the termination of his/her employment with the Employer, regardless of the reason for such termination, the Employee agrees he/she will not indirectly or directly, either in individual capacity as a proprietor, employer or otherwise, or in conjunction with others as a partner, officer, director, stockholder, employee, advisor, independent contractor, investor, joint venturer, consultant, agent, representative, salesman or otherwise (i) compete with the Employer by soliciting, inducing or influencing any of the Employer’s clients or other entities or individuals which had a business relationship with the Employer as of the date of the Employee's termination of employment to discontinue or reduce the extent of such relationship with the Employer, or (ii) interfere with, disrupt or attempt to disrupt any past or present relationships, contractual or otherwise, between the Employer and the Employer’s clients, employees or agents.

d.
The period of time during which the Employee is prohibited from engaging in certain business practices pursuant to Sections 12(a), (b) or (c) shall be extended by any length of time during which the Employee is in breach of such covenants for a maximum of one (1) year.

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e.
It is understood by and between the parties hereto that the foregoing restrictive covenants set forth in Sections 12(a) through (c) are essential elements of this Agreement, and that, but for the agreement of the Employee to comply with such covenants, the Employer would not have agreed to enter into this Agreement. Such covenants by the Employee shall be construed as agreements independent of any other provision in this Agreement. The existence of any claim or cause of action of the Employee against the Employer, whether predicated on this Agreement, or otherwise, shall not constitute a defense to the enforcement by the Employer of such covenants.

f.
Notwithstanding the terms set forth in Section 12(e), it is agreed by the Employer and Employee that if any court of competent jurisdiction determines that any portion of the covenants set forth in this Section 12 are held to be invalid, unreasonable, arbitrary or against public policy, then such portion of such covenants shall be enforceable as provided in this Section 12 with respect to the maximum duration, scope and territory as the court determines to be reasonable. The Employer and the Employee agree that the foregoing covenants are appropriate and reasonable when considered in light of the nature and extent of the business conducted by the Employer.

g.	The provisions of this Section 12 shall specifically survive the expiration or earlier termination of this Agreement.

13.
Conflict of Interest. In keeping with Employee's fiduciary duties to the Employer, Employee agrees that while employed by the Employer he/she shall not, acting alone or in conjunction with others, directly or indirectly, become involved in a conflict of interest or, upon discovery thereof, allow such a conflict to continue. Moreover, Employee agrees that he/she shall immediately disclose to the Employer any facts which might involve any reasonable possibility of a conflict of interest. It is agreed that any direct or indirect interest, connection with, or benefit from any outside activities, where such interest might in any way adversely affect the Employer, involves a possible conflict of interest. Circumstances in which a conflict of interest on the part of Employee might arise, and which must be reported immediately by Employee to the Employer, include, but are not limited to, the following:

a.	ownership of a material interest in any supplier, contractor, subcontractor, customer, or other entity with which the Employer does business;

b.
acting in any capacity, including director, officer, partner, consultant, employee, distributor, agent, or the like for a supplier, contractor, subcontractor, customer, or other entity with which the Employer does business;

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c.
accepting, directly or indirectly, payment, service, or loans from a supplier, contractor, subcontractor, customer, or other entity with which the Employer does business, including, but not limited to, gifts, trips, entertainment, or other favors of more than a nominal value;

d.
misuse of the Employer's information or facilities to which Employee has access in a manner which will be detrimental to the Employer's interest, such as utilization for Employee's own benefit of know-how, inventions, or information developed through the Employer's business activities;

e.	disclosure or other misuse of Information of any kind obtained through Employee's connection with the Employer;

f.
appropriation by Employee or the diversion to others, directly or indirectly, of any business opportunity in which it is known or could reasonably be anticipated that the Employer would be interested; and

g.
the ownership, directly or indirectly, of a material interest in an enterprise in competition with the Employer, or acting as an owner, director, principal, officer, partner, consultant, employee, agent, servant, or otherwise of any enterprise which is in competition with the Employer.

14.
Specific Performance. The Employee agrees that damages at law will be an insufficient remedy to the Employer if the Employee violates the terms of Sections 10, 11 or 12 of this Agreement and that the Employer would suffer irreparable damage as a result of such violation. Accordingly, it is agreed that the Employer shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of such Sections, which injunctive relief shall be in addition to any other rights or remedies available to the Employer.  The provisions of this Section 14 shall specifically survive the expiration or earlier termination of this Agreement.

15.
Compliance with Other Agreements. The Employee represents and warrants that the execution of this Agreement by him/her and his/her performance of his/her obligations hereunder will not conflict with, result in the breach of any provision of or the termination of or constitute a default under any Agreement to which the Employee is a party or by which the Employee is or may be bound.

16.
Waiver of Breach. The waiver by the Employer of a breach of any of the provisions of this Agreement by the Employee shall not be construed as a waiver of any subsequent breach by the Employee.  The provisions of this Section 16 shall specifically survive the expiration or earlier termination of this Agreement.

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17.
Binding Effect; Assignment. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer. It is expressly acknowledged that the provisions of Section 12 relating to noncompetition, non-solicitation and noninterference may be enforced by the Employer's successors and assigns. This Agreement is a personal employment contract and the rights, obligations and interests of the Employee hereunder may not be sold, assigned, transferred, pledged or hypothecated.  The provisions of this Section 17 shall specifically survive the expiration or earlier termination of this Agreement.

18.
Entire Agreement. This Agreement contains the entire agreement and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof. This Agreement may be changed only by an agreement in writing signed by the parties hereto.

19.	Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

20.
Governing Law. This Agreement shall be construed and enforced in accordance with the laws of Liechtenstein. Venue for all legal proceedings arising out of this Agreement shall be located only in the state or federal court with competent jurisdiction in Vaduz, Liechtenstein.  The provisions of this Section 20 shall specifically survive the expiration or earlier termination of this Agreement.

21.
Notice. All notices which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy or similar electronic transmission method; one working day after it is sent, if sent by recognized expedited delivery service; and five days after it is sent, if mailed, first class mail, certified mail, return receipt requested, with postage prepaid. In each case notice shall be sent to:

If to the Employee: Andrew Marshall __________________ __________________ __________________ __________________
If to the Employer: Board of Directors of Aixum Tec AG Landstrasse 123, 9495 Triesen, Liechtenstein With a copy to: Walter Kostiuk 5901 N. Honore Ave #110 Sarasota, FL 34243

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The provisions of this Section 21 shall specifically survive the expiration or earlier termination of this Agreement.

22.
Severability.  If any provision of this Agreement is held invalid, unreasonable, arbitrary or against public policy by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid, unreasonable, arbitrary or against public policy only in part or degree will remain in full force and effect to the extent not held invalid, unreasonable, arbitrary or against public policy.  The provisions of this Section 22 shall specifically survive the expiration or earlier termination of this Agreement.

23.
Survival.  The provisions of this Agreement containing express survival clauses as well as the provisions of this Agreement which are intended to apply, operate or have effect after the expiration or termination of the term of this Agreement, or at a time when the term of this Agreement may have expired or terminated, shall survive the expiration or termination of the term of this Agreement for any reason.

24.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

EMPLOYER:	EMPLOYER:

/s/ Walter Kostiuk	/s/ Andrew Marshall
Aixum Tec AG	Aixum Tec AG
By: Walter Kostiuk	By: Andrew Marshall
Chairman	Director

MOBILEBITS HOLDINGS CORPORATION:

/s/ Walter Kostiuk
MobileBits Holdings Corporation
By: Walter Kostiuk
Chairman and CEO

EMPLOYEE:

/s/ Andrew Marshall
Andrew Marshall, Individually

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EXHIBIT A
TO EMPLOYMENT AGREEMENT WITH
_______________
DATED AS OF [date]

Release

WHEREAS, Andrew Marshall, (the "Employee") is an employee of Aixum Tec AG, (the "Company") and is a party to the Employment Agreement dated [date] (the "Agreement");

WHEREAS, the Employee's employment has been terminated in accordance with Section 9[subsection of Section 9] of the Agreement; and

WHEREAS, the Employee is required to sign this Release in order to receive the payment of any compensation under Section 9 of the Agreement following termination of employment.

NOW, THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Employee agrees as follows:

1. This Release is effective on the date hereof and will continue in effect as provided herein.

2. In consideration of the payments to be made and the benefits to be received by the Employee pursuant to the Agreement, which the Employee acknowledges are in addition to payment and benefits to which the Employee would be entitled to but for the Agreement, the Employee, for the Employee and the Employee's dependents, successors, assigns, heirs, executors and administrators (and the Employee and their legal representatives of every kind), hereby releases, dismisses, remises and forever discharges the Company, its predecessors, parents, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel (collectively the "Released Party") from any and all arbitrations, claims, including claims for attorney's fees, demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which the Employee now has or may have had for, upon, or by reason of any cause whatsoever ("claims"), against the Released Party, including but not limited to:

(a) any and all claims arising out of or relating to Employee's employment by or service with the Company and the Employee's termination from the Company.

(b) any and all claims of discrimination, including but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or handicap, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act; and

(c) any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied.

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3. The Employee understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of the Employee rights and that any such violation, liability or invasion is expressly denied. The consideration provided for this Release is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that the Employee ever had or now may have against the Company to the extent provided in this Release. The Employee further agrees and acknowledges that no representations, promises or inducements have been made that the Company other than as appear in the Agreement.

4. The Employee further agrees and acknowledges that:

(a) The Release provided for herein releases claims to and including the date of this Release;

(b) The Employee has been advised by the Company to consult with legal counsel prior to executing this Release, has had an opportunity to consult with and to be advised by legal counsel of the Employee's choice, fully understands the terms of this Release, and enters into this Release freely, voluntarily and intending to be found.

(c) The Employee has been given a period of 21 days to review and consider the terms of this Release, prior to its execution and that the Employee may use as much of the 21 day period as the Employee desires; and

(d) The Employee may, within 7 days after execution, revoke this Release. Revocation shall be made by delivering a written notice of revocation to the Chief Financial Officer at the Company. For such revocation to be effective, written notice must be actually received by the Chief Financial Officer at the Company no later than the close of business on the 7th day after the Employee executes this Release. If the Employee does exercise the Employee's right to revoke this Release, all of the terms and conditions of the Release shall be of no force and effect and the Company shall not have any obligation to make payments or provide benefits to the Employee as set forth in Section 9 of the Agreement.

5. The Employee agrees that the Employee will never file a lawsuit or other complaint asserting any claim that is released in this Release.

6. The Employee waives and releases any claim that the Employee has or may have to reemployment after [date].

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IN WITNESS WHEREOF, the Employee has executed and delivered this Release on the date set forth below.

EMPLOYEE:

_______________________
_______________________, Individually
Date:___________________

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EXHIBIT B
OWNERSHIP INTERESTS OF EMPLOYEE
{Please list the name of the entity, the percentage of interest owned as well as a description of the business; as well as a list of fiduciary and advisory boards that Employee is serving}

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EXHIBIT C
EMPLOYEE IP
{Please list all Intellectual Properties, the percentage of ownership,  as a description of the IP}

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